UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2026

ASSOCIATED BANC-CORP

(Exact name of registrant as specified in its charter)

Wisconsin	001-31343	39-1098068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 Main Street, Green Bay, Wisconsin 54301

(Address of principal executive offices) (Zip Code)

920 491-7500

(Registrant’s telephone, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common stock, par value $0.01 per share	ASB	New York Stock Exchange
Depositary Shrs, each representing 1/40th intrst in a shr of 5.875% Non-Cum. Perp Pref Stock, Srs E	ASB PrE	New York Stock Exchange
Depositary Shrs, each representing 1/40th intrst in a shr of 5.625% Non-Cum. Perp Pref Stock, Srs F	ASB PrF	New York Stock Exchange
6.625% Fixed-Rate Reset Subordinated Notes due 2033	ASBA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

The information in Item 8.01 is incorporated herein by reference. 620,084 shares of the common stock of American National outstanding immediately prior to the effective time of the Merger were beneficially owned by the holders of American National voting common stock. Pursuant to the Merger Agreement, on April 1, 2026, at the effective time of the Merger, such shares were converted into the right to receive an aggregate 22,478,042 shares of common stock of Associated in an issuance exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(a)(2) of the Securities Act.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 1, 2026, Associated Banc-Corp (“Associated”) completed its previously announced acquisition of American National Corporation (“American National”) pursuant to the terms of the Agreement and Plan of Merger, dated November 30, 2025 (the “Merger Agreement”), by and between Associated and American National. Upon completion of the acquisition, Associated increased the size of its board of directors from 13 to 14 and appointed Wende Kotouc, the former Executive Co-Chairperson and Chief Executive Officer of American National Bank and Executive Vice President and director of American National, to fill the resulting vacancy. Ms. Kotouc will receive compensation in respect of her service as a non-employee director as described in Associated’s proxy statement for the 2026 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 16, 2026. Except as described herein, Ms. Kotouc is not a party to any plans, contracts or arrangements involving grants or awards by Associated. The biography for Ms. Kotouc is set forth below:

Wende Kotouc, 63

Ms. Kotouc, 63, served as Executive Co-Chairperson and Chief Executive Officer of American National Bank and Executive Vice President of American National from July 2019 to April 2026 and as Executive Co-Chairperson of American National Bank’s board of directors from May 2017 to April 2026. Ms. Kotouc was also a member of American National’s board of directors from May 2013 to April 2026, and she was originally hired by American National in October of 1999. Ms. Kotouc has a long history of community engagement and leadership, including current service on the Omaha Airport Authority Board of Directors, Creighton University Board of Trustees, The Salvation Army Omaha Board of Directors, Executive Committee and Christ Community Church Governing Board. There are no family relationships between Ms. Kotouc and any of Associated’s directors or executive officers.

In connection with the Merger Agreement, Associated also entered into (1) a Transfer, Voting and Registration Rights Agreement, dated November 30, 2025, with holders of American National voting common stock, including certain affiliates of Ms. Kotouc, pursuant to which, among other things, such holders will have certain registration rights with respect to the shares of common stock, par value $0.01 per share, of Associated to be issued in the merger of American National with and into Associated; and (2) a consulting agreement, dated November 30, 2025, with John F. Kotouc, Ms. Kotouc’s husband and the former Co-Chairman and Co-Chief Executive Officer of American National, pursuant to which, Mr. Kotouc will provide services as a consultant to Associated for a period of two years following the closing date of the Merger. In connection with his role as a consultant, Mr. Kotouc will receive an annual retainer of $400,000 per year.

Other than as described herein, Ms. Kotouc has no direct or indirect material interest in any existing or currently proposed transaction with Associated that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01.	Other Events.

On April 1, 2026, pursuant to the Merger Agreement, (i) American National merged with and into Associated, with Associated continuing as the surviving corporation, and (ii) following such merger, American National Bank, a national banking association and a wholly owned subsidiary of American National, merged with and into Associated Bank, National Association, a national banking association and a wholly owned subsidiary of Associated, with Associated Bank, National Association continuing as the surviving bank. Pursuant to the Merger Agreement, at the effective time of the Merger, the outstanding shares of voting common stock and non-voting common stock of American National outstanding immediately prior to the effective time of the Merger, other than certain shares held by Associated or American National, were converted into the right to receive an aggregate 22,975,382 shares of common stock of Associated.

On April 1, 2026, Associated issued a press release announcing the completion of the Merger, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release, dated April 1, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Associated Banc-Corp
(Registrant)

Date: April 1, 2026	/s/ Randall J. Erickson
Randall J. Erickson
Executive Vice President, General Counsel and Corporate Secretary